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                                                                                                 Exhibit 11B

                        GATX CORPORATION AND SUBSIDIARIES


               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                           AND COMMON STOCK EQUIVALENTS
                             ASSUMING FULL DILUTION

                      In Millions, Except Per Share Amounts

                                                                           Three Months                Six Months
                                                                          Ended June 30               Ended June 30
                                                                       -------------------          -----------------
                                                                         1996       1995              1996      1995
                                                                       -------     -------          -------   -------


Average number of shares used to compute
    primary earnings per share....................................       20.5        20.3             20.5      20.2

Common Stock issuable upon assumed conversion
     of Preferred Stock...........................................        4.0         4.1              4.0       4.1
                                                                       -------     -------          -------   -------

Total shares......................................................       24.5        24.4             24.5      24.3
                                                                       =======     =======          =======   =======



Net income, as adjusted per primary computation...................     $ 22.4      $ 26.6           $ 43.8    $ 49.0

Add - Dividends paid and accrued on Preferred Stock...............        3.3         3.3              6.6       6.6
                                                                       -------     -------          -------   -------

Net income, as adjusted...........................................     $ 25.7      $ 29.9           $ 50.4    $ 55.6
                                                                       =======     =======          =======   =======

Net income per share, assuming full dilution......................     $ 1.05      $ 1.23           $ 2.06    $ 2.29
                                                                       =======     =======          =======   =======




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